Exhibit 10.1
AMENDMENT NO. 1 TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
      This Amendment No. 1 to [Amended and Restated] Employment Agreement (this “Amendment”) dated April 19, 2011 by and between Devon Energy Corporation (the “Company”) and ____________ (the “Executive”).
     WHEREAS, the Company and the Executive are parties to that certain Amended and Restated Employment Agreement dated _______________ (the “Employment Agreement”);
     WHEREAS, the Company and the Executive desire to amend the Employment Agreement with respect to the tax gross-up payments upon a Change in Control (as defined in the Employment Agreement); and
     WHEREAS, pursuant to Section 15(c) of the Employment Agreement, the Employment Agreement may be amended by written agreement of the parties.
     NOW, THEREFORE, the Company and the Executive hereby agree that the Employment Agreement shall be amended as follows:
     1. Subsection 4(b)(iii) is deleted in its entirety, nothing is substituted in its place and all subsequent Subsections and cross-references thereto are renumbered accordingly.
     2. Section 7 is deleted in its entirety and the following is substituted in its place:
     “7. Section 4999 of the Code Excise Tax; Cap on Payments.
(a) Cap on Payments. If any payment, benefit or distribution by the Company, any Affiliate or a trust established by the Company or any Affiliate to or for the benefit of the Executive (whether pursuant to this Agreement or otherwise) (each, a “Payment” or, collectively, the “Payments”) is subject to an excise tax imposed by the Code, including pursuant to Section 4999 of the Code, or the Executive incurs any interest or penalties with respect to such an excise tax (such excise tax and any such interest and penalties shall be referred to as the “Excise Tax”), the Payments under Section 4 of this Agreement (the “Agreement Payments”) shall be reduced (but not below zero) to an amount that maximizes the aggregate present value (determined in accordance with Section 280G(d)(4) of the Code) of the Payments without causing any Payment to be subject to the limitation of deduction under Section 280G of the Code or the imposition of any Excise Tax, with such reduction being made (i) on a nondiscretionary basis so as to minimize the reduction in the economic value to the Executive, (ii) in a manner consistent with the requirements of Section 409A, and (iii) on a pro-rata basis where more than one Agreement Payment has the same present value for this purpose and they are payable at different times; provided, however, if the net amount retained by the Executive from all the Payments after the reductions described above in this Section 7(a) would be less than the net amount retained by the Executive from all the Payments after the Executive’s payment of any Excise Tax, the Agreement Payments shall not be reduced as set forth in this Section 7(a).
(b) Determinations. All determinations to be made under this Section 7 shall be made by a nationally recognized certified public accounting firm designated by the Company immediately prior to the Change in Control (the “Accounting Firm”). The Accounting Firm shall provide its determinations and any supporting calculations to the Company and the Executive within ten (10) days of the termination date or Change in Control, as applicable. Any such determination by the Accounting Firm shall be binding upon the Company and the Executive. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section 7 shall be borne solely by the Company.”

3. Subsection 12(c) is deleted in its entirety and the following is substituted in its place:
“(c) Gross-Up. If the value of any benefits or payment provided under Section 12(a) is subject to income taxes, then the Company shall make an additional payment (a “Gross-Up Payment”) to the Executive, by December 31 of the year next following the Executive’s taxable year in which the income taxes were incurred, in an amount equal to 75% of the federal, state, and local income taxes imposed upon such benefits or payment. All determinations to be made under this Section 12(c) (including whether and when a Gross-Up Payment is required) shall be (i) made within thirty (30) days of receipt by the Company of the Executive’s request for the Gross-Up Payment, (ii) made by a nationally recognized certified public accounting firm designated by the Company, and (iii) binding upon the Company and the Executive. All of the fees and expenses of the accounting firm in performing such determinations shall be borne solely by the Company.”
4. A new Section 15(i) is added to the end of Section 15 as follows:
“(i) Section 409A Compliance. This Agreement is intended to comply with Section 409A and its corresponding regulations, or an exemption therefrom, and payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A, to the extent applicable. All payments to be made upon a termination of employment under this Agreement may only be made upon a Separation from Service under Section 409A. For purposes of Section 409A, the right to a series of payments under this Agreement shall be treated as a right to a series of separate payments. In no event may the Executive, directly or indirectly, designate the calendar year of a payment, including as a result of the timing of the Executive’s execution of the Release. Notwithstanding anything to the contrary herein, if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.”
     5. A new Section 7 is added to the Exhibit A, Definitions as follows and all subsequent Sections are renumbered accordingly:
     “7. “Agreement Payments” has the meaning ascribed to such term in Section 7(a)(i).”
     6. Section 27 of the Exhibit A, Definitions is deleted in its entirety and the following is substituted in its place:
     “27. “Gross-Up Payment” has the meaning ascribed to such term in Section 12(c).”
     7. Sections 40 and 42 of the Exhibit A, Definitions are deleted in their entirety, nothing is substituted in their place and all subsequent Sections are renumbered accordingly.
[Signature page follows]

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

Devon Energy Corporation

By:
Name:
Title:

By:
Print Name:

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